MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, NY 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 2, 2004		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Third Quarter 2004 Earnings Per Common Share of $0.22

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $18.7 million, or $0.22 per share of common stock, for the third quarter ended September 30, 2004. On October 4, 2004, MFA announced its third quarter dividend of $0.23 per share of common stock. The dividend was paid on October 29, 2004 to stockholders of record as of October 12, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented on MFA’s third quarter 2004 results, “While recent increases in the target fed funds rate have led to increased borrowing costs, such increases have also allowed us to invest in higher coupon adjustable-rate and hybrid mortgage-backed securities (“MBS”). Taking advantage of the increased supply of higher coupon MBS, MFA increased the size of its MBS portfolio during the third quarter. The prepayment rate on MFA’s MBS portfolio declined to a 29% Constant Prepayment Rate (“CPR”) during the third quarter of 2004 from a 32% CPR in the second quarter of 2004. We anticipate that MFA’s borrowing costs will continue to rise in the fourth quarter of 2004; however, MFA enters the fourth quarter having a larger MBS portfolio with an increased average coupon.”

     Mr. Zimmerman continued, “At September 30, 2004, approximately 99% of our assets consisted of MBS guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.19% as of September 30, 2004. Approximately 85% of the MBS in MFA’s portfolio have interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

     During the third quarter of 2004, the gross yield on MFA’s interest-earning assets was approximately 4.08%, while the net yield on interest-earning assets was reduced to 2.99%, primarily due to the cost of premium amortization on the MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 2.99% and its 1.75% cost of funds, was 1.24% for the third quarter 2004. MFA’s assets are primarily indexed to one-year treasury rates and one-year LIBOR and, in the current low interest rate environment, MFA’s return on average equity for the third quarter was 10.7%.

     MFA primarily invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that the assets MFA owns have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In addition, ARM-MBS are expected to prepay over time at a higher rate than fixed-rate MBS. This is because homeowners with adjustable-rate and hybrid mortgages are generally self-selected borrowers with shorter time horizons who are expected to exhibit more rapid housing turnover levels. In addition, we believe that prepayments on ARM-MBS accelerate significantly as the coupon reset date approaches. Over the last ten quarters the prepayment rate on the MBS in MFA’s portfolio has ranged from a low of 23% CPR to a high of 41% CPR with an average of 32% CPR.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its ARM-MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of September 30, 2004, was approximately 16.1 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 6.6 months, resulting in a Repricing Gap of approximately 9.5 months. Assuming prepayment rates were to decline significantly to a prepayment rate as low as 15% CPR, the weighted average time to repricing or assumed prepayment, as of September 30, 2004, would extend to approximately 18.5 months and the average term remaining on repurchase agreements, including the impact of interest rate swaps, would remain at approximately 6.6 months, resulting in an extension of the Repricing Gap to approximately 12 months. Based on historical results, MFA believes that utilizing a 25% CPR rather than a 15% CPR assumption provides a more realistic approximation of the Repricing Gap for MFA’s ARM-MBS portfolio over time.

     MFA finances the acquisition of its MBS primarily by borrowing using repurchase agreements. At September 30, 2004, MFA’s debt-to-equity ratio was approximately 8.0:1 while its assets-to-equity ratio was approximately 9.0:1.

     MFA seeks to generate income from investment in high-quality ARM-MBS and other assets. At September 30, 2004, MFA had total assets of approximately $6.2 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     The Company will hold a conference call on Tuesday, November 2, 2004, at 10:00 a.m. (New York City time). The number to call is (888) 273-9887 in the U.S. and Canada. International callers must dial (612) 332-0636. The replay will be available through Tuesday, November 9, 2004, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 753772. The conference call will be webcast over the internet and can be accessed at http://www.mfa-reit.com on our Investor Relations page or http://www.ccbn.com. To listen to the call, go to the website at least 15 minutes before the call to register and to download and install any needed audio software.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Share and Per Share Amounts)	September 30, 2004	December 31, 2003

	(Unaudited)
Assets:

Mortgage-backed securities (“MBS”)	$6,103,930	$4,372,718

Cash and cash equivalents	45,213	139,707

Accrued interest receivable	26,258	18,809

Interest rate caps	1,391	276

Equity interests in real estate investments	--	2,802

Real estate held for investment	30,210	21,486

Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan (“DRSPP”)	3,393	705

Prepaid and other assets	1,491	1,238

	$6,219,075	$4,564,930

Liabilities:

Repurchase agreements	$5,484,029	$4,024,376

Accrued interest payable	19,742	7,239

Mortgages payable on real estate	22,734	16,161

Interest rate swaps	1,066	--

Dividends payable	--	15,923

MBS purchase payable	--	15,010

Accrued expenses and other liabilities	2,833	1,263

	5,530,404	4,079,972

Commitments and contingencies	--	--

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000,000 shares authorized; 2,000,000 and 0 issued and outstanding at
September 30, 2004 and December 31, 2003, respectively ($50,000 and
$0 aggregate liquidation preference)	20	--
Common stock, $.01 par value; 370,000,000 shares authorized;
79,788,932 and 63,201,224 issued and outstanding at
September 30, 2004 and December 31, 2003, respectively	798	632

Additional paid-in capital	717,039	512,199

Accumulated earnings/(deficit)	1,328	(15,764)

Accumulated other comprehensive loss	(30,514)	(12,109)

	688,671	484,958

	$6,219,075	$4,564,930

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$42,210	$26,290	$120,954	$88,997

Interest income on temporary cash investments	205	192	543	463

Total Interest Income	42,415	26,482	121,497	89,460

Interest Expense	21,959	13,386	57,052	43,053

Net Interest Income	20,456	13,096	64,445	46,407

Other Income:

Loss from equity interests in real estate	--	(227)	--	(369)

Revenue from operations of real estate	1,031	723	3,068	1,944

Gain (loss) on sale of securities	371	(599)	371	(265)
Gain on sale of real estate and equity investments in
real estate, net	--	1,080	--	1,701

Miscellaneous other income	7	--	181	--

Total Other Income	1,409	977	3,620	3,011

Operating and Other Expense:

Compensation and benefits	1,368	1,002	4,187	2,882

Real estate operating expense	739	466	2,156	1,298

Mortgage interest on real estate	426	301	1,273	801

Other general and administrative expense	684	541	2,196	1,923

Total Operating and Other Expense	3,217	2,310	9,812	6,904

Net Income	$18,648	$11,763	$58,253	$42,514

Less: Preferred Stock Dividends	1,062	--	1,818	--

Net Income Available to Common Stockholders	$17,586	$11,763	$56,435	$42,514

Income Per Share Available to Common Stockholders:

Net income per share – basic	$0.22	$0.21	$0.76	$0.82

Weighted average shares outstanding – basic	78,607	57,248	74,591	51,634

Net income per share – diluted	$0.22	$0.21	$0.76	$0.82
Weighted average shares of common stock and common
stock equivalents outstanding – diluted	78,653	57,337	74,640	51,696